Exhibit 99.1

Algorhythm Holdings Acquires SemiCab India, Expands Global AI Transportation Footprint

Acquisition Adds Multiple Multinational Customers in India and Unlocks Scalable Growth Opportunities in Rapidly Growing Indian Market

Fort Lauderdale, FL, May 05, 2025 (GLOBE NEWSWIRE) — Algorhythm Holdings, Inc. (“Algorhythm”) (NASDAQ: RIME), a diversified technology-driven holding company, today announced the acquisition of SMCB Solutions Private Ltd., an India private limited company (“SemiCab India”). This marks Algorhythm’s second transaction with SemiCab, Inc. following the acquisition of its U.S. business in July 2024.

Under the terms of the deal, Algorhythm’s subsidiary, SemiCab Holdings, LLC, acquired 9,999 of the 10,000 issued and outstanding equity shares of SemiCab India. In exchange, Algorhythm issued a $1.75 million promissory note and 119,742 shares of its common stock (approximately 5% of Algorhythm’s issued and outstanding shares) to SemiCab, Inc.

Key Highlights of SemiCab India:

●	Accelerated Revenue Growth: SemiCab India has more than doubled its annualized revenue run rate since January 2025 from approximately $1.8 million to approximately $4.5 million and anticipates to double it again by year-end.

●	Multinational Client Base: Existing contracts with leading FMCG (fast moving consumer goods) companies in India offer a path to scale operations in the future by over 25x into a fast-growing, highly dense geography.

●	International Expansion Blueprint: Establishes a proven model for expansion into other regions facing similar freight inefficiencies.

“We’re thrilled to complete the acquisition of SemiCab’s Indian operations,” said Gary Atkinson, CEO of Algorhythm Holdings. “India represents one of the world’s most compelling logistics opportunities due to its geographic density, strong institutional partnerships, and accelerating infrastructure investment. With this transaction, we gain direct access to top-tier multinational customers and a rapidly scaling AI platform positioned to disrupt the global freight market.”

Ajesh Kapoor, CEO of SemiCab Holdings, commented, “Transportation and logistics in India is going through a huge transformation. In partnership with NDFE and all our industry partners, we are building a technology infrastructure as the Government of India transforms the physical infrastructure in the country. This is the largest and most ambitious Collaborative Transportation initiative being supported by some of the largest and most progressive organizations worldwide. We are excited to have Gary and the Algorhythm team behind us in our quest to create the most efficient transportation networks one geography at a time.”

Transforming Freight in India

India’s $1.3 trillion logistics sector is undergoing rapid modernization. In 2021, the Indian government launched the Gati Shakti National Master Plan, a multi-ministerial infrastructure initiative aimed at digitally integrating supply chains across the country. As part of this initiative, the National Digital Freight Exchange (NDFE) – a public-private consortium led by the Confederation of Indian Industry – selected SemiCab as its AI logistics partner. More than 40 national and global enterprises are members of NDFE, and over a dozen have already initiated pilots with SemiCab’s Collaborative Transportation Platform.

Benefits of SemiCab’s AI Platform

SemiCab’s proprietary platform delivers measurable impact:

●	Freight Utilization: Improves freight utilization rates from ~65% to up to 90%.
●	Cost Savings: Reduces total shipping costs by up to 10%.
●	Optimized Trucking Capacity: Increases trucking capacity by ~30% without added vehicles or miles.
●	Labor Reduction: Dramatically reduces the staffing necessary to schedule, monitor, and bill for freight services.
●	Sustainability: Cuts carbon emissions by up to 25%.

The platform improves visibility into the entire transportation network by providing live tracking for every load. The platform can identify, create, and execute real-time collaboration opportunities between shippers and transporters – without altering business workflows. Additionally, the platform integrates with existing TMS systems for automated indenting, invoicing, and real-time shipment visibility, and utilizes platform bots for extracting information and automating repetitive tasks.

About Algorhythm Holdings

Algorhythm Holdings, Inc. is an AI technology and consumer electronics holding company with two primary business units – SemiCab and Singing Machine.

SemiCab is an emerging leader in the global logistics and distribution industry. Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. Its AI-enabled, cloud-based Collaborative Transportation Platform achieves the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners to orchestrate collaboration across manufacturers, retailers, distributors, and their carriers. SemiCab uses AI/ML predictions and advanced predictive optimization models to enable fully-loaded round trips. With SemiCab’s AI platform, shippers pay less and carriers make more without having to change a thing.

For additional information, please go to: http://www.semicab.com

Singing Machine is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, it designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Its product portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. Its products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart.

For additional information, please go to www.singingmachine.com.

Investor Relations Contact:
investors@algoholdings.com
www.algoholdings.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in Algorhythm’s reports to the SEC, including, without limitation Algorhythm’s Annual Report on Form 10-K for the year ended December 31, 2024. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or as a result of new information, future events or otherwise.